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EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE

                                                           Three Months Ended March 31,
                                                              1996              1995
                                                           ----------------------------
Weighted average number of common shares outstanding       10,578,564         5,851,749

Shares issuable pursuant to warrants and employee
  stock option plan, less shares assumed repurchased
  at the average fair value during the period (1)           1,058,767                 -

Shares issuable pursuant to warrants and stock options
  issued during the 12 month period prior to the filing
  of the initial public offering registration statement,
  less shares assumed repurchased at the offering price
  of $18 per share                                                  -           142,063

Effect of August 1995 exchange offer-additional
  common shares outstanding                                         -           967,564
                                                           ----------         ---------
Number of shares for computation of earnings per share     11,637,331         6,961,376
                                                           ==========         =========


Net income (loss)                                          $  279,000         $ 292,000)

Minority interest (2)                                               -          (49,000)
                                                           ----------         ---------
Net income (loss) for computation of
  net income (loss) per share                              $  279,000        $ (341,000)
                                                           ==========        ==========
Net income (loss) per share (3)                            $     0.02        $    (0.05)
                                                           ==========        ==========

(1)  Excluded in loss periods as impact would be anti-dilutive.
(2)  To adjust net loss for minority interest related to the minority shares exchanged.
(3)  There is no difference between primary and fully diluted net income (loss) per share.
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